UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2015

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Acquisition of Real Property

On August 7, 2015, Medbox, Inc. (the “Company”) acquired certain real property comprised of 320-acres of agricultural land in Pueblo, Colorado (the “Acquired Property”). The transaction was structured as a purchase, pursuant to a certain Agreement of Purchase and Sale of Membership Interest (the “Acquisition Agreement”) entered into July 23, 2015 between and East West Secured Development, LLC (the “Seller”) and the Company, of 100% of the membership interest of EWSD I, LLC (“EWSD”) upon EWSD’s simultaneous purchase from Southwest Farms, Inc. (“Southwest”) of the Acquired Property. The closing (the “Closing”) occurred on August 7, 2015, as a result of which the Company, through its new, wholly-owned subsidiary, EWSD, became the owner of the Acquired Property.

In connection with EWSD’s purchase of the Acquired Property, EWSD entered into a secured promissory note (the “Note”) with Southwest in the principal amount of $3,670,000. Interest on the outstanding principal balance of the Note shall accrue at the rate of five percent (5.0%) per annum. The Note shall be payable by EWSD in thirty-five payments of principal and interest, which shall be calculated based upon an amortization period of thirty years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 1, 2018; and one final balloon payment of all unpaid principal and accrued but unpaid interest on August 1, 2018. The Note is secured by a deed of trust (the “Deed of Trust”) and assignment of rents (“Assignment of Rents and Leases”) encumbering the Acquired Property.

In connection with the Closing, EWSD also entered into an unsecured promissory note (the “Unsecured Note”) with the Seller, in respect of payments previously made by Seller to Southwest, in the principal amount of $830,000. Interest on the outstanding principal balance of the Unsecured Note shall accrue at the rate of six percent (6.0%) per annum. The Unsecured Note shall be payable by EWSD in thirty-five payments of principal and interest, which shall be calculated based upon an amortization period of thirty years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 1, 2018; and one final balloon payment of all unpaid principal and accrued but unpaid interest on August 1, 2018.

The purchase price to acquire EWSD (subject to the Note and the Unsecured Note) consisted of (i) $500,000 paid by the Company in cash as a deposit into the escrow for the Acquired Property, and (ii) the Company’s agreement to pay Seller a royalty of 3% of the adjusted gross revenue, if any, from operation of the Acquired Property (including sale of any portion of or interest in the Acquired Property less any applicable expenses) for the three-year period beginning on January 1, 2016 payable 50% in cash and 50% in Company common stock. The number of shares due in connection with any such payment shall be determined by dividing the dollar amount of such payment by the volume-weighted average price of the Company’s common shares for the thirty trading days prior to the due date of the payment. Adjusted gross revenue means gross revenue after deduction of Colorado state cannabis sales tax.

While the Company has concluded that the Acquired Property constitutes a significant asset for purposes of Item 2.01 of Current Reports on Form 8-K, it has also concluded that such property does not constitute a business as defined thereunder. Prior to its acquisition by the Company, the Acquired Property was leased to a farmer who cultivated corn on 150 of its 320 acres. The Company intends to engage an independent contractor to manage the operations and hire its own new staff to cultivate hemp and marijuana on the Acquired Property. The Company will upgrade and repair as necessary the seven greenhouses on the property to help grow the new crops. No employees of the former farm will work in the new operation. The new operation will have an entirely new customer base, sales force and marketing plan. It will have new production techniques and a new trade name or names. In addition, the Company intends to generate revenue also from exploitation of certain water rights and the sale of certain aggregate from the Acquired Property. In summary, there will be insufficient continuity between the operations on the Acquired Property prior to and after the acquisition to make disclosure of prior financial information material to an understanding of the Company’s proposed operations after the acquisition.

The foregoing description of the Acquisition Agreement, the Note, the Unsecured Note, the Deed of Trust and the Assignment of Rents and Leases does not purport to be complete and is qualified in its entirety by reference to the full text of each document, copies of which shall be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and, when filed, shall be incorporated into this Item 2.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 2.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 10, 2015, the Company issued two press releases announcing its acquisition of EWSD and EWSD’s simultaneous acquisition of the Acquired Property. A copy of each of these two press releases is appended hereto as Exhibit 99.1 and Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release dated August 10, 2015.

99.2	Press release dated August 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: August 13, 2015	By:	/s/ C. Douglas Mitchell
	Name:	C. Douglas Mitchell
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 10, 2015.

99.2	Press Release dated August 10, 2015.